Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Amy Rhoades, General Counsel	Joe Hassett
(856) 768-4936	(610) 642-8253
A.C. Moore Appoints Michael G. Zawoysky
as Chief Financial Officer
Berlin, New Jersey, September 24, 2008 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced the appointment of Michael G. Zawoysky as Executive Vice President and Chief Financial Officer.
Mr. Zawoysky, 51, has served as the Company’s Vice President of Financial Planning and Analysis since March 2007 and Acting Chief Financial Officer since June 2008. Prior to joining A.C. Moore, he served in various positions with Foot Locker, Inc., the national specialty athletic retailer, most recently as Executive Vice President and Chief Financial Officer of Foot Locker Europe from April 2004 to September 2006, Chief Operating Officer of FootLocker.com. from March 2003 to April 2004 and Chief Financial Officer of FootLocker.com from November 2000 to March 2003.
Rick A. Lepley, Chief Executive Officer, said, “Mike has done a terrific job of seamlessly assuming the role of Chief Financial Officer. He has been and will continue to be an integral part of our senior management team during the Company’s turnaround efforts.”
Mr. Zawoysky said, “I am excited to be part of the senior management team. I believe that A.C. Moore is taking the right steps to build a solid foundation for future profitability and I am looking forward to continuing to contribute to the Company’s long-term success.”
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 135 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, our ability to implement our business and operating initiatives to improve profitability, how well we manage our growth, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the accuracy of and changes in assumptions for estimated costs for the settlement of lease liabilities and related costs and non-cash fixed asset impairment, timing in execution of our real estate strategy, the outcome of negotiations with landlords and other third parties in executing the real estate strategy, the impact of the threat of terrorist attacks and war, our ability to maintain an effective system of internal control over financial reporting, risks related to our recent restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.